Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 30, 2018, with respect to the consolidated financial statements of Off Centered Way LLC as of and for the year ended December 31, 2017, included in the Current Report of The Boston Beer Company, Inc. on Form 8-K/A dated September 13, 2019. We consent to the incorporation by reference of said report in the Registration Statements of The Boston Beer Company, Inc. on Forms S-8 (File numbers 333-209588, 333-163315, 333-163314, 333-148374, 333-140250, 333-121057, 333-85112, 333-85110, 333-68531, 333-01798 and 333-12221).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 13, 2019